Exhibit 10.41
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 09-19
)
)
IRWIN UNION BANK, F.S.B.	)	Effective Date: July 24, 2009
)
)
Columbus, Indiana	)
OTS Docket No. 16835)
)

ORDER TO CEASE AND DESIST
     WHEREAS, IRWIN UNION BANK, F.S.B., Columbus, Indiana, OTS Docket No. 16835 (Association), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
     WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
     WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
     NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1.	The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in or counseling all unsafe or unsound practices, including operating at a loss, with a large volume of adversely classified assets, and with an inadequate level of capital for the kind and quality of assets held.
Capital.
2.	(a) No later than August 31, 2009, the Association shall achieve and maintain: (i) a Tier 1 (Core) Capital Ratio of at least ten percent (10%) and (ii) a Total Risk-Based Capital Ratio of at least twelve percent (12%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL).

(b) The requirement in Subparagraph (a) above to meet and maintain a specific capital level means that the Association may not be deemed to be “Well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b) (1) (iv).

3.	(a) By August 15, 2009, the Board shall adopt and submit to the Regional Director for review and comment a written plan to maintain the Association’s capital levels prescribed in Paragraph 2 of this Order (Capital Plan). The Capital Plan shall cover the period beginning with the quarter ending June 30, 2009 through the quarter ending December 31, 2011. At a minimum, the Capital Plan shall:
i.	take into consideration the requirements and restrictions imposed by this Order;

ii.	detail capital enhancement strategies with specific narrative goals;

iii.	consider and address the amount of additional capital that would be necessary to meet the capital requirements of Paragraph 2 of this Order under different forward-looking scenarios involving progressively stressed economic environments;
Irwin Union Bank, F.S.B.
Order to Cease and Desist

iv.	identify the specific sources of additional capital;

v.	detail timeframes by which the additional capital will be raised and provide specific target month-end capital levels; and

vi.	provide for alternative methods to strengthen capital, should the primary sources identified under Paragraph 3(a)(iv) of this Order not be available.
(b) Within fifteen (15) days after receiving any written comments from the Regional Director, the Board shall revise the Capital Plan based on comments from the Regional Director. Thereafter, the Board shall adopt and the Association shall implement and comply with the Capital Plan. Within five (5) days of Board approval of the Capital Plan, the Association shall send a copy of the final Capital Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption to the Regional Director.
(c) Once the Capital Plan is implemented, the Association shall operate within the parameters of its Capital Plan. Any proposed material deviations from the Capital Plan, including changes proposed by the Association, must be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least sixty (60) days before a proposed change is implemented.
(d) The Association shall notify the Regional Director regarding any material event affecting or that may affect the capital or capital projections of the Association within five (5) business days after such event.
4.	(a) On a monthly basis, beginning with the month ending September 30, 2009, the Association shall prepare and submit to the Board by the 25th day of each month, a report that compares projected operating results contained within the Capital Plan to actual results for the previous month (Capital Plan Variance Report). The Board’s review of the
Irwin Union Bank, F.S.B.
Order to Cease and Desist

Capital Plan Variance Report and assessment of the Association’s compliance with the Capital Plan shall be fully documented in the appropriate Board meeting minutes.
(b) By the 30th day of each month beginning with October of 2009, the Board shall provide the Regional Director with a copy of the Capital Plan Variance Report and the Board meeting minutes for the Board meeting at which such report was discussed.
5.	(a) In the event the Association has failed to submit an acceptable Capital Plan or has failed to implement or adhere to its Capital Plan, the Board shall prepare and submit a Contingency Plan in compliance with subparagraph 5(c) below to the Regional Director for review and comment within twenty (20) days from either the Association’s notice of its failure to implement or adhere to its Capital Plan or the Association’s receipt of written notice from the Regional Director that he has determined the Association has failed to submit an acceptable Capital Plan or has failed to implement or adhere to its Capital Plan.

(b) In the event the Association does not meet the capital ratios required by subparagraph 2(a) above at any month end beginning August 31, 2009, the Board shall prepare and submit a Contingency Plan in compliance with subparagraph 5(c) below to the Regional Director for review and comment within twenty (20) days of the end of the month.

(c) The Contingency Plan required by this Paragraph 5 shall detail the actions to be taken, with specific time frames, to achieve one of the following results within sixty (60) days after implementation of the Contingency Plan: (a) merger with or acquisition by another federally insured depository institution or holding company thereof; or (b) voluntary liquidation by filing an appropriate application with the OTS in conformity with federal laws and regulations. The Contingency Plan shall be implemented by the
Irwin Union Bank, F.S.B.
Order to Cease and Desist

Association immediately upon notification by the Regional Director to implement the Contingency Plan.
(d) Within fifteen (15) days after receiving any written comments from the Regional Director to the Contingency Plan, the Board shall revise the Contingency Plan based on comments from the Regional Director. Immediately thereafter, the Board shall send a copy of the final Contingency Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption, to the Regional Director.
(e) By the first (1st) and fifteenth (15th) day of each month following implementation of the Contingency Plan, the Association shall provide a written status report (Contingency Plan Status Report) to the Regional Director detailing the Association’s actions taken and progress in executing the Contingency Plan. The Contingency Plan Status Report shall discuss and include documents regarding any contacts with investment bankers, due diligence efforts, offers relating to an acquisition or a merger, the execution of a letter of intent or an agreement relating to the acquisition or merger of the Association, and/or the termination of negotiations with a potential acquirer.
Restructuring Plan
6.	(a) By August 31, 2009, the Board shall revise the Association’s September 30, 2008 Restructuring Plan submitted to the OTS to operate the Association on an independent basis from Irwin Union Bank and Trust Company taking into consideration the comments in the Association’s OTS Report of Examination dated March 2, 2009 (ROE) and the Information Technology Report of Examination dated March 2, 2009 (IT ROE).

(b) By September 30, 2009, the Board shall ensure the revised Restructuring Plan is fully implemented and policies are in place to monitor compliance.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

Asset Restriction.
7.	Effective immediately, the Association shall not make any new construction or land loans without the prior written approval of the Regional Director.
Liquidity Policy.
8.	(a) Within twenty (20) days, the Board shall adopt and submit to the Regional Director for review and comment a revised Liquidity Policy. The Liquidity Policy shall include, at a minimum:
i.	Reduced reliance on volatile funding sources, including deposits exceeding current insurance limits of the Federal Deposit Insurance Corporation (FDIC);

ii.	A minimum liquidity ratio of no less than fifteen percent (15%) of total deposits and unsecured borrowings; and

iii.	Additional sources of liquidity, such as readily available collateral to secure Federal Home Loan Bank advances and borrowing through the Federal Reserve Bank discount window, sufficient to provide within 24 hours an amount of cash equal to at least five percent (5%) of total deposits and unsecured borrowings.
(b) Within fifteen (15) days of receipt of comments or non-objection from the Regional Director regarding the revised Liquidity Policy, the Board shall incorporate any comments by the Regional Director and shall adopt and implement the updated Liquidity Policy. The Association shall provide a copy of the final adopted Liquidity Policy to the Regional Director within two (2) days of Board approval.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

Information Technology.
9.	By August 31, 2009, the Board shall adopt and submit to the Regional Director for review and comment a detailed plan to address the information technology concerns contained in the IT ROE, including the areas of access controls, monitoring of service providers, and audit issues.
Business Plan.
10.	(a) By August 31, 2009, the Board shall revise and submit to the Regional Director for review and comment its current three-year business plan (Revised Business Plan), to include the requirements contained within this Order and the comments contained within the ROE, ensuring, at a minimum, inclusion of the following:
i.	The Capital Plan required by Paragraph 3 above; and

ii.	Emphasis on reducing classified assets and maintaining an adequate ALLL.
(b) Within fifteen (15) days of receiving the Regional Director’s comments, the Board shall incorporate the Regional Director’s comments, if any, and adopt and implement the Revised Business Plan. The Board shall send a copy of the final Revised Business Plan to the Regional Director within two (2) days of Board approval.
(c) Once the Board has adopted the Revised Business Plan, the Association shall operate within the parameters of its Revised Business Plan. Any proposed material deviations from or changes to the Revised Business Plan must be submitted for the prior, written approval of the Regional Director and be submitted at least sixty (60) days before a proposed change is implemented.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

(d) On a quarterly basis, beginning with the first quarter ending September 30, 2009, the Association shall compare projected operating results contained within the Revised Business Plan to actual results (Business Plan Variance Analysis Report).
(e) The Board shall review the Business Plan Variance Analysis Report each quarter and conduct a thorough and diligent review and assessment of the Association’s implementation of and compliance with the approved Revised Business Plan. The Board’s review of the Business Plan Variance Analysis Report and assessment of the Association’s compliance shall be fully documented in the appropriate Board meeting minutes. Within thirty (30) days of the close of each quarter, beginning with the quarter ending September 30, 2009, the Board shall provide the Regional Director with a copy of the Business Plan Variance Analysis Report required by this paragraph.
Asset Growth.
11.	Effective immediately, the Association is subject to and shall comply with the requirements and provisions of OTS Regulatory Bulletin 3b. Without the prior written approval of the Regional Director, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter.
Management Changes.
12.	Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers[1] set forth in 12 CFR Part 563, Subpart H.

[1]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

Brokered Deposits.
13.	The Association shall comply with the requirements of 12 C.F.R. § 337.6(b)(2) and shall not, without obtaining the prior written approval of the FDIC pursuant to 12 C.F.R. § 337.6(c): (i) accept, renew or roll over any brokered deposit, as that term is defined at 12 C.F.R § 337.6(a)(2); or act as a deposit broker, as that term is defined at 12 C.F.R. § 337.6(a)(5).
Severance and Indemnification Payments.
14.	Effective immediately, the Association shall not make any golden parachute payment[2] or any prohibited indemnification payment[3] unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.
Employment Contracts and Compensation Arrangements.
15.	Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Association, unless it provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570-Appendix A.

[2]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[3]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(1).
Irwin Union Bank, F.S.B.
Order to Cease and Desist

Third Party Contracts.
16.	Effective immediately, neither the Association nor its subsidiaries shall enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association[4] or outside the Association’s or subsidiary’s normal course of business unless, with respect to each such contract, the Association has: (i) provided the OTS with a minimum of thirty (30) days prior written notice of such arrangement or contract; (ii) determined that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (iii) received written notice of non-objection from the Regional Director.
Capital Distributions.
17.	Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions including the repurchase or redemption of capital stock, without receiving the prior written approval of the Regional Director. The Association’s written request for approval shall be submitted at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital.
Transactions with Affiliates.
18.	Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R.

[4]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

   Part 223.
Compliance Resolution.
19.	Effective immediately, by the last day of each succeeding month, the Board shall adopt and submit to the OTS copies of a Board resolution (Compliance Resolution) formally resolving that, following a diligent inquiry of relevant information (including a report from the Association’s management regarding the Association’s compliance with each provision of this Order), to the best of its knowledge and belief, during the immediately preceding month, the Association has complied with each provision of this Order currently in effect, except as otherwise stated. The Compliance Resolution shall: (a) specify in detail how, if at all, full compliance was found not to exist; and (b) identify all notices of exemption or non-objection issued by the OTS that were outstanding as of the date of its adoption. In the event that one or more directors do not agree with the representations set forth in a Compliance Resolution, such a disagreement shall be noted in the Compliance Resolution.
Effective Date, Incorporation of Stipulation.
20.	This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
21.	This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
22.	Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

23.	The Regional Director or an authorized OTS representative may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
24.	All submissions, including progress reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
25.	Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
a.	To the OTS: Regional Director Office of Thrift Supervision One South Wacker Drive, Suite 2000 Chicago, Illinois 60606 Facsimile: (312) 917-5002

b.	To the Association: Chairman of the Board Irwin Union Bank, F.S.B. 500 Washington Street Columbus, Indiana 47202 Facsimile: (317) 237-6100
No Violations Authorized.
26.	Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
Irwin Union Bank, F.S.B.
Order to Cease and Desist

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:	/s/ Daniel T. McKee
Daniel T. McKee
Regional Director, Central Region

Date: See Effective Date on page 1

Irwin Union Bank, F.S.B.
Order to Cease and Desist

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 09-19
)
)
IRWIN UNION BANK, F.S.B.	)	Effective Date: July 24, 2009
)
)
Columbus, Indiana	)
OTS Docket No. 16835)
)

STIPULATION AND CONSENT TO ISSUANCE OF ORDER TO CEASE AND DESIST
     WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed IRWIN UNION BANK, F.S.B., Columbus, Indiana, OTS Docket No. 16835 (Association) that the OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Association pursuant to 12 U.S.C. § 1818(b);
     WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order; and
     WHEREAS, the Association desires to cooperate with the OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to the Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraphs 1 and 2 below concerning Jurisdiction, hereby stipulates and agrees to the following terms:

Jurisdiction.
1. The Association is a “savings association” within the meaning of 12 U.S.C. § 1813(b) and 12 U.S.C. § 1462(4). Accordingly, the Association is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c).
2. Pursuant to 12 U.S.C. § 1813(q), the Director of the OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings association. Therefore, the Association is subject to the authority of the OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. § 1818(b).
OTS Findings of Fact.
3. Based on findings set forth in the March 2, 2009 examination of the Association, the OTS finds that the Association has engaged in unsafe and unsound banking practices, including operating at a loss, with a large volume of adversely classified assets, and with an inadequate level of capital for the kind and quality of assets held.
Consent.
4. The Association consents to the issuance by the OTS of the accompanying Order to Cease and Desist (Order). The Association further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.
Finality.
5. The Order is issued by the OTS under 12 U.S.C. § 1818(b). Upon the Effective Date, the Order shall be a final order, effective and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
Irwin Union Bank, F.S.B.
Stipulation and Consent to Issuance of Order to Cease and Desist

Waivers.
6.	The Association waives the following:
(a)	the right to be served with a written notice of the OTS’s charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;

(b)	the right to an administrative hearing of the OTS’s charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;

(c)	the right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and

(d)	any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes or otherwise.
OTS Authority Not Affected.
7. Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
8. The Association acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 7 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than
Irwin Union Bank, F.S.B.
Stipulation and Consent to Issuance of Order to Cease and Desist

the OTS.
Miscellaneous.
9. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
10. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
11. All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns.
12. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order.
13. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
14. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.
Signature of Directors/Board Resolution.
15. Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance of the Order and the execution of the Stipulation. This Stipulation may be executed in counterparts by the directors after approval of execution of the Stipulation at a duly called board meeting.
Irwin Union Bank, F.S.B.
Stipulation and Consent to Issuance of Order to Cease and Desist

WHEREFORE, the Association, by its directors, executes this Stipulation.

Accepted by:

IRWIN UNION BANK, F.S.B.	OFFICE OF THRIFT SUPERVISION
Columbus, Indiana

/s/ Jesse R. Brand	By:	/s/ Daniel T. McKee

Jesse R. Brand, Director		Daniel T. McKee Regional Director, Central Region

Date: See Effective Date on page 1
/s/ Gregory F. Ehlinger Gregory F. Ehlinger, Director

/s/ Albert H. Schumaker Albert H. Schumaker, II, Director
Irwin Union Bank, F.S.B.
Stipulation and Consent to Issuance of Order to Cease and Desist